EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated March 17, 2017, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2016 and 2015, and March 24, 2016 with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2015 and 2014, included in the Annual Report of Prospect Capital Corporation on Form 10-K, dated August 28, 2017, for the year ended June 30, 2017. We hereby consent to the inclusion of said report in the Form 10-K, dated August 28, 2017.

/s/ RSM US LLP
Raleigh, North Carolina
August 28, 2017